CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Step Down Trigger Autocallable Notes due 2026	$10,000,000	$1,091.00

Pricing Supplement No. 950 Registration Statement Nos. 333-250103; 333-250103-01 Dated March 2, 2021 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $10,000,000 Step Down Trigger Autocallable Notes

Linked to the Least Performing Underlying Shares among the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF due March 2, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying shares among the SPDR® S&P 500® ETF Trust (the “SPY Shares”), the iShares® Russell 2000® ETF (the “IWM Shares”) and the iShares® MSCI EAFE ETF (the “EFA Shares,” and together with the SPY Shares and the IWM Shares, the “Underlying Shares”). If the Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares on any annual Observation Date beginning March 3, 2022 (the “Observation Date Closing Price”) is equal to or greater than (i) its respective Initial Underlying Price on any of the first four annual Observation Dates or (ii) its respective Downside Threshold on the Final Observation Date, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. However, if the Securities are not called, and therefore the Final Underlying Price of at least one of the SPY Shares, the IWM Shares or the EFA Shares is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the price of the Underlying with the largest percentage decrease from its Initial Underlying Price to its Final Underlying Price (the “Least Performing Underlying Shares”), even if the other Underlying Shares appreciate or do not decline as much. Investors will not participate in any appreciation of the Underlying Shares. These long-dated Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forego current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the Closing Price of each of the Underlying Shares is at or above its respective Initial Underlying Price as of one of the first four annual Observation Dates, or, if the Securities have not been called prior to maturity, if the Final Underlying Price of each of the Underlying Shares is greater than or equal to its respective Downside Threshold. Because all payments on the Securities are based on the least performing underlying shares among the SPY Shares, the IWM Shares and the EFA Shares, the fact that the Securities are linked to three Underlying Shares does not provide any asset diversification benefits and instead means that a decline in the price beyond the relevant Downside Threshold of any of the SPY Shares, the IWM Shares or the EFA Shares will result in a loss of a significant portion or all of your investment, even if the other Underlying Shares appreciate or do not decline as much. Investing in the Securities involves significant risks. The Issuer will not automatically call the Securities following any of the first four annual Observation Dates if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Price of at least one of the Underlying Shares is below its Downside Threshold. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of each of the Underlying Shares is greater than its respective Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if (i) the Observation Date Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares on any of the first four annual Observation Dates beginning March 3, 2022 is equal to or greater than its respective Initial Underlying Price, or (ii) the Observation Date Closing Price of each of the Underlying Shares on the Final Observation Date is equal to or greater than its respective Downside Threshold. If the Securities are called on any annual Observation Date, no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the downside equity market risk of the Least Performing Underlying Shares at maturity.

❑Contingent Downside Market Exposure at Maturity:If the Securities are not automatically called, the Final Underlying Price of at least one of the SPY Shares, IWM Shares or the EFA Shares will therefore necessarily be less than its respective Downside Threshold and MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the full decline in the price of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date. The Downside Thresholds are observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the price of each of the Underlying Shares is greater than its respective Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Strike Date     February 25, 2021

Trade Date March 2, 2021

Settlement Date      March 4, 2021 (2 business days after the Trade Date)

Observation Dates    Annually, beginning March 3, 2022.
See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.

Final Observation Date*  February 25, 2026

Maturity Date*         March 2, 2026

* Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE THREE UNDERLYING SHARES, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing underlying shares among the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying Shares	Initial Underlying Price	Downside Threshold	Call Return Rate*	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	$382.33	$267.63, which is approximately 70% of the Initial Underlying Price	9.00% per annum	61771U417	US61771U4177
iShares® Russell 2000® ETF	$218.61	$153.03, which is approximately 70% of the Initial Underlying Price
iShares® MSCI EAFE ETF	$75.07	$52.55, which is approximately 70% of the Initial Underlying Price

* If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.673 per Security. See “Additional Information about Morgan Stanley and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0	$10.00
Total	$10,000,000	$0	$10,000,000

(1) UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 27 of this pricing supplement.

(2)  See “Use of Proceeds and Hedging” on page 26.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 27 of this pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated November 16, 2020:
https://www.sec.gov/Archives/edgar/data/895421/000095010320022201/dp140493_424b2-epsacallsec.htm

♦Index supplement dated November 16, 2020:
https://www.sec.gov/Archives/edgar/data/895421/000095010320022214/dp140278_424b2-isn2020.htm

♦Prospectus dated November 16, 2020:
https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Step Down Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated November 16, 2020 and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.673.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Thresholds, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

♦You understand and accept the risks associated with the Underlying Shares.

♦You believe each of the SPY Shares, the IWM Shares and the EFA Shares will close at or above its respective Initial Underlying Price on one of the first four Observation Dates or will close at or above its respective Downside Threshold on the Final Observation Date.

♦You are willing to invest in the Securities based on the Downside Threshold for each of the Underlying Shares specified on the cover hereof.

♦You are willing to invest in the Securities based on the Call Return Rate for each of the Underlying Shares specified on the cover hereof.

♦You understand that the linkage to three Underlying Shares does not provide any portfolio diversification benefits and instead means that a decline in the price beyond the relevant Downside Threshold of any of the SPY Shares, the IWM Shares or the EFA Shares will result in a significant loss on your investment, even if the other Underlying Shares appreciate         or do not decline as much.

♦You understand and accept that you will not participate in any appreciation in the prices of the Underlying Shares and that your potential return is limited to the applicable Call Return, if any.

♦You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Shares.

♦You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Shares.

♦You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying Shares.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying Shares.

♦You believe that the price of one of the SPY Shares, the IWM Shares or the EFA Shares will decline during the term of the Securities and is likely to close below its Downside Threshold on the Final Observation Date, exposing you to the full decline in the price of the Least Performing Underlying Shares.

♦You are unwilling to invest in the Securities based on the Downside Threshold for each of the Underlying Shares specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the Call Return Rate for each of the Underlying Shares specified on the cover hereof.

♦You are not comfortable with an investment linked to three Underlying Shares such that a decline in the price beyond the relevant Downside Threshold of any of the SPY Shares, the IWM Shares or the EFA Shares will result in a loss of a significant portion or all of your investment, even if the other Underlying Shares appreciate or do not decline as much    .

♦You seek an investment that participates in the appreciation in the prices of the Underlying Shares or that has unlimited return potential.

♦You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying Shares.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the Underlying Shares.

♦You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus and page S-36 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlying Shares, see the information set forth under “The SPDR® S&P 500® ETF Trust” on page 18, “The iShares® Russell 2000® ETF” on page 20 and “The iShares® MSCI EAFE ETF” on page 22.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying Shares	The SPDR® S&P 500® ETF Trust (the “SPY Shares”), the iShares® Russell 2000® ETF (the “IWM Shares”) and the iShares® MSCI EAFE ETF (the “EFA Shares”)
Principal Amount	$10.00 per Security
Term	5 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Prices of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than (i) its respective Initial Underlying Price on any of the first four Observation Dates or (ii) its respective Downside Threshold on the Final Observation Date.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5):

$10 + ($10 × Call Return)

After the Securities have been called, no further payments will be made on the Securities.

The Securities will not be called following any of the first four annual Observation Dates if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding. The Call Return is based on a Call Return Rate of 9.00% per annum.

See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5.

Initial Underlying Price	With respect to the SPY Shares, $382.33 With respect to the IWM Shares, $218.61 With respect to the EFA Shares, $75.07
Final Underlying Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares times the Adjustment Factor for such Underlying Shares on the Final Observation Date.
Adjustment Factor	For each of the Underlying Shares, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Shares.
Downside Threshold

With respect to the SPY Shares, $267.63, which is approximately 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the IWM Shares, $153.03, which is approximately 70% of the Initial Underlying Price of such Underlying Shares.

With respect to the EFA Shares, $52.55, which is approximately 70% of the Initial Underlying Price of such Underlying Shares.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Strike Date	February 25, 2021
Trade Date	March 2, 2021
Settlement Date	March 4, 2021
Observation Dates	Annually, beginning March 3, 2022. See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5 for details.
Final Observation Date	February 25, 2026*
Maturity Date	March 2, 2026*
Call Settlement Dates	See “Observation Dates, Call Settlement Dates, Call Returns and Call Prices” on page 5. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Price of at least one of the Underlying Shares will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the full decline of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date, even if the other Underlying Shares appreciate or do not decline as much.

Observation Date Closing Price	With respect to each of the Underlying Shares, the Closing Price of such Underlying Shares on any Observation Date times the Adjustment Factor for such Underlying Shares on such Observation Date.
Least Performing Underlying Shares	The Underlying Shares with the largest percentage decrease from the respective Initial Underlying Price to the respective Final Underlying Price.
Share Return	With respect to each of the Underlying Shares, Final Underlying Price – Initial Underlying Price Initial Underlying Price
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Observation Dates, Call Settlement Dates, Call Returns and Call Prices

Observation Date*	Call Settlement Date / Maturity Date**	Call Return (Based on a Call Return Rate of 9.00% per annum)***	Call Price (per $10 of Securities)
March 3, 2022	March 8, 2022	9.00%	$10.90
February 27, 2023	March 2, 2023	18.00%	$11.80
February 26, 2024	February 29, 2024	27.00%	$12.70
February 25, 2025	February 28, 2025	36.00%	$13.60
(Final Observation Date)	(Maturity Date)	45.00%	$14.50

* Subject to postponement in the event of a market disruption event or for non-Trading days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period.

Investment Timeline

Strike Date	The Initial Underlying Price and Downside Threshold of each of the SPY Shares, the IWM Shares and the EFA Shares were determined. The Call Return Rate was set.

Annually, beginning March 3, 2022 (if not previously called)

The Securities will be called automatically if the Observation Date Closing Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than (i) its respective Initial Underlying Prices on any of the first four Observation Dates or (ii) its respective Downside Thresholds on the Final Observation Date.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 × Call Return)

After the Securities are called, no further payments will be made on the Securities.

Maturity Date (if not called)

The Final Underlying Prices are determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date, the Final Underlying Price of at least one of the SPY Shares, the IWM Shares or the EFA Shares will therefore necessarily be less than its respective Downside Threshold and MSFL will pay you an amount calculated as follows:

$10 × (1 + Share Return of the Least Performing Underlying Shares) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the full negative Share Return of the Least Performing Underlying Shares, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not automatically call the Securities FOLLOWING any of the first FOUR observation dates if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Price of at least one of the Underlying Shares is below its RESPECTIVE Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to or at maturity and therefore the Final Underlying Price of at least one of the SPY Shares, the IWM Shares or the EFA Shares is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying Shares from its Initial Underlying Price to its Final Underlying Price, on a 1-to-1 basis, resulting in a significant loss of your initial investment, even if the other Underlying Shares have appreciated or have not declined as much. This means that while a decrease of up to 30% between the Initial Underlying Price and the Final Underlying Price of the Least Performing Underlying Shares will not result in a loss of principal on the Securities, a decrease in excess of 30% will result in a loss of a significant portion of the principal amount of the Securities despite only a small incremental change in the value of the Least Performing Underlying Shares. You could lose your entire Principal Amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if each of the Underlying Shares closes at or above (i) its respective Initial Underlying Price on any of the first four Observation Dates or (ii) its respective Downside Threshold on the Final Observation Date, and you will not participate in any appreciation of the Underlying Shares, which could be significant. Additionally, if the Securities are not automatically called, the Final Underlying Price of at least one of the Underlying Shares will therefore necessarily be less than its respective Downside Threshold and you will be fully exposed to the decline in the level of the Least Performing Underlying Shares from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦    You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Price of each of the Underlying Shares is above its respective Downside Threshold at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security plus the applicable Call Return, if the Final Underlying Price of each of the SPY Shares, the IWM Shares and the EFA Shares is equal to or greater than its respective Downside Threshold, or if any of the Underlying Shares close below their respective Downside Thresholds on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying Shares from the Strike Date to the Final Observation Date.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first one year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlying Shares will necessarily have declined from its respective Initial Underlying Price if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying Shares(s) can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦A higher Call Return Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlying Shares and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Thresholds, are based, in part, on the expected volatility of the Underlying Shares at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlying Shares. Higher expected volatility with respect to the Underlying Shares as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Price of any Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or lower Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the levels of the Underlying Shares will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Shares and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Closing Prices of the Underlying Shares on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe value and volatility (frequency and magnitude of changes in value) of the Underlying Shares and of the constituent stocks composing the Share Underlying Indices,

odividend rates on the stocks comprising the Share Underlying Indices,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Shares or the constituent stocks of the Share Underlying Indices or equities markets generally and which may affect the Observation Date Closing Prices or Final Underlying Prices,

othe occurrence of certain events affecting any of the Underlying Shares that may or may not require an adjustment to its composition, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Shares, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Shares. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The price of each of the Underlying Shares may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlying Shares. Investing in the Securities is not equivalent to investing in any of the Underlying Shares or the component stocks of any of the Underlying Shares. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlying Shares. Further, you will not participate in any potential appreciation of any Underlying even though you may be exposed to its full decline at maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers will carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could increase the Initial Price, and, as a result, the price at or above which the Underlying Shares must close on any of the first four Observation Dates for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the price at or above which the Underlying Shares must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the price of the Underlying Shares on the Observation Dates, and, accordingly, whether the Securities are automatically called prior to or at maturity, and, if the Securities are not called prior to or at maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying Shares).

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Prices, the Downside Thresholds, the Observation Date Closing Prices and the Final Underlying Price of each of the Underlying Shares, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of any Underlying Shares and/or Share Underlying Indices; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying product supplement for auto-callable securities.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

♦You are exposed to the market risk of all three Underlying Shares. Your return on the Securities is not linked to a basket consisting of the Underlying Shares. Rather, it will be contingent upon the independent performance of each of the SPY Shares, IWM Shares and the EFA Shares. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPY Shares, the IWM Shares and the EFA Shares. Poor performance by any of the Underlying Shares over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying Shares. For the Securities to be automatically called or to receive contingent repayment of principal at maturity from MSFL, each of the Underlying Shares must close at or above its respective Initial Underlying Price or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if the Securities are not called prior to or at maturity, you will incur a loss proportionate to the negative return of the Least Performing Underlying Shares even if the other Underlying Shares appreciate or do not decline as much during the term of the Securities. Accordingly, your investment is subject to the market risk of all three Underlying Shares. Additionally, movements in the values of the Underlying Shares may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlying Shares will close below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlying Shares are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlying Shares is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing among the SPY Shares, the IWM Shares and the EFA Shares, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPY Shares, just the IWM Shares or just the EFA Shares. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the SPY Shares, just the IWM Shares or just the EFA Shares. With three Underlying Shares, it is more likely that one or more Underlying Shares will close below their respective Downside Thresholds on the Final Observation Date than if the Securities were linked to only one of the Underlying Shares, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦The Securities are linked to the iShares® Russell 2000® ETF and are subject to risks associated with small-capitalization companies. The iShares® Russell 2000® ETF tracks the performance of the Russell 2000® Index, which is linked to stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦The Securities are linked to the iShares® MSCI EAFE ETF and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The iShares® MSCI EAFE ETF tracks the performance of the MSCI EAFE IndexSM, which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the MSCI EAFE IndexSM are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying Shares and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying Shares, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦       Adjustments to the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF or the iShares® MSCI EAFE ETF or the Share Underlying Indices tracked by the Underlying Shares could adversely affect the value of the Securities. The investment advisor to each of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF (State Street Global Advisors for the SPY Shares and BlackRock Fund Advisors for each of the IWM Shares and EFA Shares) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Indices. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the respective Underlying Shares. Any of these actions could adversely affect the price of the respective Underlying Shares and, consequently, the value of the Securities. The Share Underlying Index Publisher is responsible for calculating and maintaining the Share Underlying Indices. The Share Underlying Index Publisher may add, delete or substitute the securities constituting the Share Underlying Indices or make other methodological changes that could change the value of the Share Underlying Indices, and, consequently, the price of the Underlying Shares and the value of the Securities. The Share Underlying Index Publisher may discontinue or suspend calculation or publication of a Share Underlying Index at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Share Underlying Index and will be permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.

♦The adjustments to the Adjustment Factors the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Underlying Shares. MS & Co., as Calculation Agent, will adjust the Adjustment Factors for certain events affecting the Underlying Shares, including stock splits and reverse stock splits. However, the Calculation Agent will not make an adjustment for every event that can affect the Underlying Shares. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, the market price of the Securities may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

♦The performance and market price of any of the Underlying Shares, particularly during periods of market volatility, may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. The Underlying Shares do not fully replicate their respective Share Underlying Indices, and each may hold securities that are different than those included in its respective Share Underlying Index. In addition, the performance of each of the Underlying Shares will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Indices. All of these factors may lead to a lack of correlation between the performance of each of the Underlying Shares and its respective Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying each of the Underlying Shares may impact the variance between the performance of each of the Underlying Shares and its respective Share Underlying Index. Finally, because the shares of each of the Underlying Shares is traded on an exchange and are subject to market supply and investor demand, the market price of one share of each of the Underlying Shares may differ from the net asset value per share of such Underlying Shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying each of the Underlying Shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of each Underlying Shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of each of the Underlying Shares, and their ability to create and redeem shares of each of the Underlying Shares may be disrupted. Under these circumstances, the market price of shares of each of the Underlying Shares may vary substantially from the net asset value per share of each underlying share or the level of its respective Share Underlying Index.

For all of the foregoing reasons, the performance of each of the Underlying Shares may not correlate with the performance of its respective Share Underlying Index, the performance of the component securities of such Share Underlying Index or the net asset value per share of such Underlying Shares. Any of these events could materially and adversely affect the prices of each of the Underlying Shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the Final Observation Date, the Calculation Agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Securities. If the Calculation Agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published Closing Price per share of each of the Underlying Shares on the Final Observation Date, even if any of the Underlying Shares is underperforming its respective Share Underlying Index or the component securities of such Share Underlying Index and/or trading below the net asset value per share of such Underlying Shares.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: 5 years

♦Hypothetical Initial Underlying Prices:

oSPY Shares: $400

oIWM Shares: $200

oEFA Shares: $75

♦Call Return Rate: 9.00% per annum

♦Call Returns:

Observation Date	Call Return
First Observation Date	9.00%
Second Observation Date	18.00%
Third Observation Date	27.00%
Fourth Observation Date	36.00%
Final Observation Date	45.00%

♦Observation Dates: Annually, beginning on March 3, 2022

♦Hypothetical Downside Thresholds:

oSPY Shares: $280, which is 70% of the Hypothetical Initial Underlying Price of the SPY Shares

oIWM Shares: $140, which is 70% of the Hypothetical Initial Underlying Price of the IWM Shares

oEFA Shares: $52.50, which is 70% of the Hypothetical Initial Underlying Price of the EFA Shares

Early Call — Securities are Called following the Second Observation Date

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$300 (below Initial Underlying Price)	$150 (below Initial Underlying Price)	$50 (below Initial Underlying Price)	$0 (Not Called)
Second Observation Date	$500 (at or above Initial Underlying Price)	$300 (at or above Initial Underlying Price)	$90 (at or above Initial Underlying Price)	$10 + ($10 × Call Return) = $10 + ($10 × 18.00%) = $11.80

Each of the SPY Shares, the IWM Shares and EFA Shares closes below its respective Initial Underlying Price on the first Observation Date, and so the Securities are not called. Each of the SPY Shares, the IWM Shares and EFA Shares closes above its respective Initial Underlying Price on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 18.00% per Security, reflecting the Call Return Rate of 9.00% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying Shares.

Payment at Maturity

Example 1 — Each of the SPY Shares, the IWM Shares and EFA Shares closes ABOVE its respective Downside Threshold; Securities are Called on the Maturity Date

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$300 (below Initial Underlying Price)	$100 (below Initial Underlying Price)	$30 (below Initial Underlying Price)	$0 (Not Called)
Second Observation Date	$450 (at or above Initial Underlying Price)	$300 (at or above Initial Underlying Price)	$50 (below Initial Underlying Price)	$0 (Not Called)
Third Observation Date	$250 (below Initial Underlying Price)	$250 (at or above Initial Underlying Price)	$80 (above Initial Underlying Price)	$0 (Not Called)
Fourth Observation Date	$200 (below Initial Underlying Price)	$300 (at or above Initial Underlying Price)	$40 (below Initial Underlying Price)	$0 (Not Called)

Final Observation Date	$500 (at or above Downside Threshold)	$220 (at or above Downside Threshold)	$70 (at or above Downside Threshold)	$10 + ($10 × Call Return) = $10 + ($10 × 45.00%) = $14.50 (Payment at Maturity)

At least one of the SPY Shares, the IWM Shares and EFA Shares closes below its respective Initial Underlying Price on each of the four Observation Dates prior to the Final Observation Date, and therefore the Securities are not called prior to maturity. On the Final Observation Date, each of the SPY Shares, the IWM Shares and EFA Shares closes above its respective Downside Threshold and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the Call Return of 45.00% per Security, reflecting the Call Return Rate of 9.00% on a per-annum basis. You do not participate in any appreciation of the Underlying Shares.

Example 2 — Two Underlying Shares close ABOVE their respective Downside Thresholds, but the other Underlying closes BELOW its respective Downside Threshold.

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$300 (below Initial Underlying Price)	$150 (below Initial Underlying Price)	$50 (below Initial Underlying Price)	$0 (Not Called)
Second Observation Date	$500 (at or above Initial Underlying Price)	$250 (at or above Initial Underlying Price)	$50 (below Initial Underlying Price)	$0 (Not Called)
Third Observation Date	$200 (below Initial Underlying Price)	$250 (at or above Initial Underlying Price)	$80 (above Initial Underlying Price)	$0 (Not Called)
Fourth Observation Date	$280 (below Initial Underlying Price)	$300 (at or above Initial Underlying Price)	$60 (below Initial Underlying Price)	$0 (Not Called)
Final Observation Date	$450 (at or above Downside Threshold)	$200 (at or above Downside Threshold)	$30 (below Downside Threshold)	$10 + [$10 × Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)

The Securities are not called prior to maturity. On the Final Observation Date, while the SPY Shares and the IWM Shares close above their respective Downside Thresholds, the EFA Shares closes below its respective Downside Threshold. Therefore, at maturity, MSFL will pay you $4.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying Shares.

Example 3 — Each of the SPY Shares, the IWM Shares and EFA Shares closes BELOW its respective Downside Threshold.

Date	Closing Price			Payment (per Security)
	SPY Shares	IWM Shares	EFA Shares
First Observation Date	$300 (below Initial Underlying Price)	$100 (below Initial Underlying Price)	$40 (below Initial Underlying Price)	$0 (Not Called)
Second Observation Date	$290 (below Initial Underlying Price)	$120 (below Initial Underlying Price)	$100 (at or above Initial Underlying Price)	$0 (Not Called)
Third Observation Date	$285 (below Initial Underlying Price)	$280 (at or above Initial Underlying Price)	$110 (above Initial Underlying Price)	$0 (Not Called)
Fourth Observation Date	$380 (below Initial Underlying Price)	$225 (at or above Initial Underlying Price)	$60 (below Initial Underlying Price)	$0 (Not Called)
Final Observation Date	$200 (below Downside Threshold)	$60 (below Downside Threshold)	$48 (below Downside Threshold)	$10 + [$10 × Share Return of the Least Performing Underlying Shares] = $10 + [$10 × -70%] = $10 - $7 = $3 (Payment at Maturity)

Since the Securities are not called prior to maturity and each of the SPY Shares, the IWM Shares and EFA Shares closes below its respective Downside Threshold, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Least Performing Underlying Shares.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called prior to or at maturity and therefore the Final Underlying Price of at least one Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Share Return of the Least Performing Underlying Shares is less than zero. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not automatically call the Securities following any of the first four annual Observation Dates if the Observation Date Closing Price of any of the Underlying Shares is below its respective Initial Underlying Price. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called prior to or at maturity and therefore the Final Underlying Price of at least one of the Underlying Shares is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement for auto-callable securities does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦certain dealers and traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Section 871(m) and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

♦the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

♦the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index. SPY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® S&P 500® ETF is accurate or complete. The SPY Shares are listed on The NYSE Arca Exchange under the ticker symbol “SPY UP.”

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with the SPDR® S&P 500® ETF Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR® S&P 500® ETF Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of the SPDR® S&P 500® ETF Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the SPY Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The Securities are not sponsored, endorsed, sold, or promoted by S&P or SPY. S&P and SPY make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P and SPY have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter closing prices, of the SPDR® S&P 500® ETF Trust for each quarter in the period from January 1, 2016 through March 2, 2021. The closing price of the SPDR® S&P 500® ETF Trust on March 2, 2021 was $386.54. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the SPDR® S&P 500® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the level of the SPDR® S&P 500® ETF Trust on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	206.10	183.03	205.56
4/1/2016	6/30/2016	212.39	199.53	209.53
7/1/2016	9/30/2016	219.09	208.39	216.30
10/1/2016	12/31/2016	227.76	208.55	223.53
1/1/2017	3/31/2017	239.78	225.24	235.74
4/1/2017	6/30/2017	244.66	232.51	241.80
7/1/2017	9/30/2017	251.23	240.55	251.23
10/1/2017	12/31/2017	268.20	252.32	266.86
1/1/2018	3/31/2018	286.58	257.63	263.15
4/1/2018	6/30/2018	278.92	257.47	271.28
7/1/2018	9/30/2018	293.58	270.90	290.72
10/1/2018	12/31/2018	291.73	234.34	249.92
1/1/2019	3/31/2019	284.73	244.21	282.48
4/1/2019	6/30/2019	295.86	274.57	293.00
7/1/2019	9/30/2019	302.01	283.82	296.77
10/1/2019	12/31/2019	322.94	288.06	321.86
1/1/2020	3/31/2020	338.34	222.95	257.75
4/1/2020	6/30/2020	323.20	246.15	308.36
7/1/2020	9/30/2020	357.70	310.52	334.89
10/1/2020	12/31/2020	373.88	326.54	373.88
1/1/2021	3/2/2021*	392.64	368.79	386.54

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the SPDR® S&P 500® ETF Trust from January 1, 2008 through March 2, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of $267.63, which is approximately 70% of the Initial Underlying Price.

Past performance is not indicative of future results.

The iShares® Russell 2000® ETF

The iShares® Russell 2000® ETF, or IWM, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The iShares® Russell 2000® ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000® ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Russell 2000® ETF is accurate or complete. The IWM Shares are listed on The NYSE Arca Exchange under the ticker symbol “IWM UP.”

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® Russell 2000® ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWM Shares.

iShares® is a registered trademark of BlackRock Fund Advisors or its affiliates (“BFA”). The Securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® Russell 2000® ETF for each quarter in the period from January 1, 2016 through March 2, 2021. The closing price of the iShares® Russell 2000® ETF on March 2, 2021 was $221.72. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® Russell 2000® ETF should not be taken as an indication of future performance, and no assurance can be given as to the level of the iShares® Russell 2000® ETF on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	110.62	94.80	110.62
4/1/2016	6/30/2016	118.43	108.69	114.97
7/1/2016	9/30/2016	125.70	113.69	124.21
10/1/2016	12/31/2016	138.31	115.00	134.85
1/1/2017	3/31/2017	140.36	133.75	137.48
4/1/2017	6/30/2017	142.10	133.72	140.92
7/1/2017	9/30/2017	148.18	134.83	148.18
10/1/2017	12/31/2017	154.30	145.63	152.46
1/1/2018	3/31/2018	159.96	145.44	151.83
4/1/2018	6/30/2018	169.97	148.13	163.77
7/1/2018	9/30/2018	173.02	164.20	168.55
10/1/2018	12/31/2018	166.33	125.88	133.90
1/1/2019	3/31/2019	158.24	132.25	153.09
4/1/2019	6/30/2019	160.71	145.86	155.50
7/1/2019	9/30/2019	157.90	144.85	151.34
10/1/2019	12/31/2019	166.68	146.46	165.67
1/1/2020	3/31/2020	169.53	99.90	114.46
4/1/2020	6/30/2020	153.09	104.62	143.18
7/1/2020	9/30/2020	158.46	139.07	149.79
10/1/2020	12/31/2020	199.14	152.18	196.06
1/1/2021	3/2/2021*	228.38	193.50	221.72

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from January 1, 2008 through March 2, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of $153.03, which is approximately 70% of the Initial Underlying Price.

Past performance is not indicative of future results.

The iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF, or EFA, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete. The EFA Shares are listed on The NYSE Arca Exchange under the ticker symbol “EFA UP.”

The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE IndexSM, see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares® MSCI EAFE ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the EFA Shares.

iShares® is a registered trademark of BlackRock Fund Advisors or its affiliates (“BFA”). The Securities are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the iShares® MSCI EAFE ETF for each quarter in the period from January 1, 2016 through March 2, 2021. The closing price of the iShares® MSCI EAFE ETF on March 2, 2021 was $75.32. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the level of the iShares® MSCI EAFE ETF on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	57.80	51.38	57.13
4/1/2016	6/30/2016	59.87	52.64	55.81
7/1/2016	9/30/2016	59.86	54.44	59.13
10/1/2016	12/31/2016	59.20	56.20	57.73
1/1/2017	3/31/2017	62.60	58.09	62.29
4/1/2017	6/30/2017	67.22	61.44	65.20
7/1/2017	9/30/2017	68.48	64.83	68.48
10/1/2017	12/31/2017	70.80	68.42	70.31
1/1/2018	3/31/2018	75.25	67.94	69.68
4/1/2018	6/30/2018	71.90	66.35	66.97
7/1/2018	9/30/2018	68.98	65.43	67.99
10/1/2018	12/31/2018	68.07	56.89	58.78
1/1/2019	3/31/2019	65.61	58.13	64.86
4/1/2019	6/30/2019	66.99	63.40	65.73
7/1/2019	9/30/2019	66.68	61.30	65.21
10/1/2019	12/31/2019	69.66	63.25	69.44
1/1/2020	3/31/2020	70.38	46.50	53.46
4/1/2020	6/30/2020	64.65	50.90	60.87
7/1/2020	9/30/2020	65.92	61.10	63.65
10/1/2020	12/31/2020	73.52	61.39	72.96
1/1/2021	3/2/2021*	76.86	72.39	75.32

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the iShares® MSCI EAFE ETF from January 1, 2008 through March 2, 2021, based on information from Bloomberg.

* The dotted line indicates the Downside Threshold of $52.55, which is approximately 70% of the Initial Underlying Price.

Past performance is not indicative of future results.

Correlation of the Underlying Shares

The graph below illustrates the daily performance of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000® ETF and the iShares® MSCI EAFE ETF from January 1, 2008 through February 25, 2021. For comparison purposes, each of the Underlying Shares has been “normalized” to have a closing price of $100 on January 1, 2008 by dividing the closing price of such Underlying Shares on each Trading Day by the closing price of such Underlying Shares on January 1, 2008 and multiplying by 100. We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such Underlying Shares assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlying Shares may indicate a greater potential for one of the Underlying Shares to close below its respective Initial Underlying Price on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlying Shares will decrease in price significantly. However, even if the Underlying Shares have a higher positive correlation, one or more of the Underlying Shares may close below the respective Initial Underlying Price(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlying Shares may all decrease in price.  Moreover, the actual correlation among the Underlying Shares may differ, perhaps significantly, from their historical correlation.  A higher Call Return Rate is generally associated with lower correlation among the Underlying Shares, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of all three Underlying Shares,” “—Because the Securities are linked to the performance of the least performing among the SPY Shares, the IWM Shares and the EFA Shares, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPY Shares, just the IWM Shares or just the EFA Shares” and “—A higher Call Return Rate and/or lower and Downside Thresholds may reflect greater expected volatility of the Underlying Shares, and greater expected volatility generally indicates an increased risk of declines in the prices of the Underlying Shares and, potentially, a significant loss at maturity” herein.

Past performance and correlation of the Underlying Shares are not indicative of the future performance or correlation of the Underlying Shares.

Additional Terms of the Securities

If the terms contained in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The accompanying product supplement refers to the Principal Amount as the “Stated Principal Amount,” the Initial Price as the “Initial Share Price,” the Trade Date as the “Pricing Date,” the Observation Dates as the “Determination Dates,” the Final Observation Date as the “Final Determination Date,” the Downside Threshold as the “Downside Threshold Price” and the day on which any automatic call occurs as the “Early Redemption Date.”

Share Underlying Index

With respect to the SPY Shares, the S&P 500® Index.

With respect to the IWM Shares, the Russell 2000® Index.

With respect to the EFA Shares, the MSCI EAFE Index SM.

Share Underlying Index Publishers

With respect to the S&P 500® Index, S&P Dow Jones Indices LLC, or any successor thereto.

With respect to the Russell 2000® Index, FTSE Russell, or any successor thereto.

With respect to the MSCI EAFE IndexSM, MSCI Inc., or any successor thereto.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the Business Day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued. The costs of the Securities borne by you and described on page 2 above comprise the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Shares or the constituent stocks of the Share Underlying Indices, in futures or options contracts on the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, as well as in other instruments related to the Underlying Shares or the Share Underlying Indices that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Underlying Price, and, as a result, the Downside Threshold of any of the Underlying Shares, which is the price at or above which such Underlying Shares must close on each Observation Date in order for you to earn a Call Return, and the Downside Threshold of any of the Underlying Shares, which if the Securities are not called prior to maturity, is the price at or above which such Underlying Shares must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying Shares at maturity (in each case, depending also on the performance of the other Underlying Shares). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying Shares or the constituent stocks of the Share Underlying Indices, futures or options contracts on the Underlying Shares, the Share Underlying Indices or the constituent stocks of the Share Underlying Indices, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the prices of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the Underlying Shares or the constituent stocks of the Share Underlying Indices in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.